Exhibit 3.3

AMENDED & RESTATED
BYE-LAWS
OF
WATFORD HOLDINGS LTD.
Adopted ●

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1.	Interpretation
(1)    In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:

“Act”	the Companies Act 1981.
“Affiliate”
means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no Member will be deemed an Affiliate of another Member solely by reason of an investment in the Company.

“Alternate Director”	an alternate Director appointed in accordance with these Bye-laws and the Act.
“Arch”	Arch Reinsurance Ltd.
“Arch Designated Director”	has the meaning specified in Bye-law 11(1).
“Arch Entities”	has the meaning specified in the Common Shareholders Agreement.
“Arch Excepted Holder”
Arch Capital Group Ltd., and any direct or indirect subsidiary of Arch Capital Group Ltd. that (i) is treated as a corporation for U.S. tax purposes, and (ii) is not a United States Person (as defined in Section 957(c) of the Code).

“Auditor”	includes an individual, company or partnership.
“Board”
the board of Directors appointed or elected pursuant to these Bye-laws and the Common Shareholders Agreement and acting by resolution in accordance with the Act, these Bye-laws and the Common Shareholders Agreement.

“Business Combination”	has the meaning specified in Bye-law 84(3)(b).
“Business Day”
means a means a day other than (a) a Saturday, (b) a Sunday or (c) a day on which banking institutions or trust companies in New York, New York or Bermuda are authorized or required by applicable law, regulation or executive order to be closed

“Closing Date”	has the meaning specified in the Common Shareholders Agreement.
“Code”	the Internal Revenue Code of 1986, as amended.
“Common Shareholders Agreement”
the Common Shareholders Agreement of the Company, dated as of 24 March, 2014, by and among the Company, Arch and the other holders of Common Shares party thereto (or any successor agreement, either as may be amended from time to time in accordance with the terms thereof).

“Common Shares”	has the meaning specified in Bye-law 55(1).
“Company”	the company for which these Bye-laws are approved and confirmed.
“Controlled Shares”
in reference to any Person means (i) for a U.S. Person, all Securities entitled to vote at a general meeting directly, indirectly or constructively owned by such Person as determined pursuant to Section 958 of the Code, or (ii) for a Non-U.S. Person, all Securities entitled to vote at a general meeting directly or indirectly owned by such Person.

“Derivative Securities”	has the meaning specified in the Common Shareholders Agreement.
“Designated Subsidiary”	has the meaning specified in Bye-law 77(1).
“Director”	a director of the Company and shall include each Arch Designated Director and each Alternate Director.
“Exchange Act”	the United States Securities Exchange Act of 1934, and the rules and regulations thereunder.
“Fair Market Value”
with respect to a repurchase of any shares of any class or series of the Company in accordance with Bye-law 10:
(i) if shares of such class or series are listed on a securities exchange (or quoted in a securities quotation system), the average closing sale price of such shares on such exchange (or in such quotation system), or, if shares of such class or series are listed on (or quoted in) more than one exchange (or quotation system), the average closing sale price of such shares on the principal securities exchange (or quotation system) on which such shares are then traded, or, if shares of such class or series are not then listed on a securities exchange (or quotation system) but are traded in the over-the-counter market, the average of the latest bid and asked quotations for such shares in such market, in each case for the last five trading days immediately preceding the day on which notice of the repurchase of such shares is sent pursuant to these Bye-laws, or
(ii) if no such closing sales prices or quotations are available because shares of such class or series are not publicly traded or otherwise, the fair value of such shares as determined by one independent internationally recognized investment banking firm chosen in good faith by the Board, provided that the calculation of the Fair Market Value of the shares made by such appointed investment banking firm (x) shall not include any discount relating to the absence of a public trading market for, or any transfer restrictions on, such shares, and (y) such calculation shall be final and the fees and expenses stemming from such calculation shall be borne by the Company or its assignee, as the case may be.

“FATCA”	has the meaning specified in Bye-law 62(3).
“general meeting”	either an annual general meeting or a special general meeting of the Members.
“HPS Excepted Holder”
Highbridge Capital Management, LLC, Highbridge Principal Strategies, LLC, employees of either of the foregoing, any person bearing a relationship to any such employee described in Section 318(a)(1)(A) of the Code, any entity controlled by, or trust established by, any such employee, and any person that is treated, under Section 958 of the Code, as the owner of shares actually held by any of the foregoing.

“Interested Director”	has the meaning specified in Bye-law 25(2).
“Interested Shareholder”	has the meaning specified in Bye-law 84(3)(d).

“Investment Management Agreement”	has the meaning specified in the Common Shareholders Agreement.
“Member”
means the Person registered in the Register of Members as the holder of shares in the Company and, when two or more Persons are so registered as joint holders of shares, means the Person whose name stands first in the Register of Members as one of such joint holders or all of such Persons as the context so requires.

“New Company Securities”	has the meaning specified in the Common Shareholders Agreement.
“Non-U.S. Person”	a Person that is not a U.S. Person.
“notice”	written notice as further defined in these Bye-laws unless otherwise specifically stated.
“Officer”	any Person appointed by the Board to hold an office in the Company.
“Person”	any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust, fund or other enterprise.
“Preference Shareholders Agreement”
the Preference Shareholders Agreement of the Company, dated March, 2014, by and among the investors party thereto and the Company (or any successor agreement, either as may be amended from time to time).

“Preference Shares”	has the meaning specified in Bye-law 55(1).
“Register of Directors and Officers”	the Register of Directors and Officers referred to in these Bye-laws.
“Register of Members”	the Register of Members referred to in these Bye-laws.
“Repurchase Notice”	has the meaning specified in Bye-law 10(4).
“Repurchase Price”	has the meaning specified in Bye-law 10(3).
“Repurchase Securities”	has the meaning specified in Bye-law 10(2).
“Repurchase Trigger Event”	has the meaning specified in Bye-law 10(2).
“Resident Representative”	any Person appointed to act as resident representative and includes any deputy or assistant resident representative.
“Secretary”
the Person appointed to perform any or all the duties of secretary of the Company and includes any deputy or assistant secretary and any Person appointed by the Board to perform any of the duties of the Secretary.

“Securities”	has the meaning specified in Bye-law 10(2).
“Services Agreement”	has the meaning specified in the Common Shareholders Agreement.
“Shareholders Agreements”	the Common Shareholders Agreement and the Preference Shareholders Agreement.
“Subsidiary”
with respect to any Person, means a company, more than 50% (or, in the case of a wholly owned Subsidiary, 100%) of the outstanding voting shares of which are owned, directly or indirectly, by such Person or by one or more other Subsidiaries thereof, or any such Person and one or more other Subsidiaries thereof.

“Treasury Share”	a share of the Company that was or is treated as having been acquired by the Company and has not been cancelled but has been held by the Company continuously since it was acquired.
“Trigger Event Notice”	has the meaning specified in Bye-law 10(2).
“U.S. Person”	a United States person as defined in Section 957(c) of the Code.
“United States”	the United States of America and any territory and political subdivision thereof.
“Voting Cut Back Restriction”	has the meaning specified in Bye-law 47(6).

(2)    In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine gender;

(c)	words importing Persons include companies, associations or bodies of Persons whether corporate or not;

(d)	the word:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)	a reference to an agreement shall be deemed to include any amendment or restatement thereof;

(g)	the phrase “issued and outstanding” in relation to shares, means shares in issue other than Treasury Shares;

(h)	the word “corporation” means a corporation whether or not a company within the meaning of the Act; and

(i)	unless otherwise provided herein words or expressions defined in the Act shall bear the same meaning in these Bye-laws.
(3)    Expressions referring to writing or written shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, e-mail and other modes of representing words in a visible form.
(4)    Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.
BOARD OF DIRECTORS

2.	Management of the Company
(1)    The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all corporate and other powers of the Company as are not, by statute or by these Bye-laws, required to be exercised by the Company in general meeting, and the business and affairs of the Company shall be so controlled by the Board. The Board may also present any petition and make any application in connection with the liquidation or reorganization of the Company.
(2)    The Board may procure that the Company pays all expenses incurred in promoting and incorporating the Company.

3.	Power to appoint managing director or chief executive officer
The Board may from time to time appoint one or more Persons to the office of managing director or chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

4.	Power to appoint manager
The Board may appoint a Person to act as manager of the Company’s day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

5.	Power to authorize specific actions
The Board may from time to time and at any time authorize any Person to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

6.	Power to appoint attorney
The Board may from time to time and at any time by power of attorney appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of Persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company.

7.	Power to delegate to a committee or any Person
(1)    The Board may delegate any of its powers (including the power to sub-delegate) to a committee of one or more Persons appointed by the Board which may consist partly or entirely of non-Directors, provided that for so long as Arch shall be entitled to appoint at least one Arch Designated Director, Arch will be entitled to have at least one Arch Designated Director on each committee of the Board; provided further that the Arch Designated Director on any Board committee that is subject to independence requirements for membership on such committee under the Exchange Act or the rules and regulations of the national securities exchange on which the Common Shares and/or Preference Shares are listed shall be a person that satisfies such independence requirements. Every such committee shall conform to such directions as the Board shall impose on them and the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board.
(2)    The Board may delegate any of its powers (including the power to sub-delegate) to any Person on such terms and in such manner as the Board may see fit.

8.	Power to appoint and dismiss employees
The Board may appoint, suspend or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

9.	Power to borrow and charge property
The Board may exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.
10.    Exercise of power to purchase shares; Restrictions on purchase of shares
(1)    The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.
(2)    Subject to the Act, if the Board in its absolute discretion determines, from time to time and at any time, that (i) ownership of shares or any securities of the Company convertible into or exercisable or exchangeable therefor (collectively, “Securities”) by any Member, may result in any adverse tax, regulatory or legal consequence to the Company, any of its Subsidiaries or any Member or its Affiliates, or (ii) any Person owns shares that have been directly or indirectly transferred in violation of the transfer restrictions contained herein or in the Shareholders Agreement (such determination under clause (i) or (ii), a “Repurchase Trigger Event”), then the Board may, in its absolute discretion, determine the extent to which it is necessary or advisable to require the sale by such Member of such Securities in order to avoid or cure such violation or adverse consequences (the securities subject to such determination the “Repurchase Securities”). If the Board has determined it is necessary or advisable to require the sale by such Member(s) of such Repurchase Securities, it may provide written notice to the affected Member(s) setting forth the amount and nature of the Repurchase Securities and the identity of the affected Member(s) holding such Repurchase Securities (a “Trigger Event Notice”). The Company will have the option, but not the obligation, to elect to purchase all or part of the Repurchase Securities. If the Company does not elect to exercise this right in full, then it may assign its purchase right in respect of such unpurchased Repurchased Securities to a third party or parties, including one or more of the other Members.
(3)    If any of the Company or the Company’s assignee(s), as the case may be, exercises the right to purchase Repurchase Securities pursuant to Bye-law 10(2), such purchase will be for immediately available funds in an amount equal to, except as expressly provided otherwise herein, the lower of (x) the price (as determined in the sole and absolute discretion of the Board) at which such Repurchase Securities were acquired by such Member or (y) the Fair Market Value of the Repurchase Securities on the Business Day immediately prior to the date the Company sends the Repurchase Notice referred to below (the “Repurchase Price”); provided that, if exercising this option, the Board will use reasonable efforts to exercise this option equally among similarly situated Members (to the extent reasonably practicable under the circumstances). Each Member will be bound by the determination by the Company to purchase (or assign its right to purchase) the Repurchase Securities, and, if so required by the Company, shall sell (whether to the Company or its assignee(s), as the case may be) the number and types of Repurchase Securities that the Company requires it to sell as set forth in a valid Repurchase Notice.
(4)    In the event that any of the Company or its assignee(s) determines to purchase any Repurchase Securities pursuant to an assessment under Bye-law 10(2), the Company will provide the holder(s) of the Repurchase Securities to be purchased with written notice of such determination (each, a “Repurchase Notice”), in each case, at least 15 days prior to such purchase or such shorter period as the holder(s) of the Repurchase Securities to be purchased may authorise, specifying the Repurchase Securities to be purchased, the date on which the Repurchase Securities are to be purchased and the Repurchase Price. The Company may revoke the Repurchase Notice at any time before the closing of the purchase and sale of such Repurchase Securities. Except as expressly provided herein, none of the Company or its assignee(s) will be obligated to give general notice to the Members of any intention to purchase or the conclusion of any purchase of Repurchase Securities, except as otherwise required by law. The closing of any such purchase of Repurchase Securities will be no less than fifteen days after receipt of the Repurchase Notice by the Member, unless such Member agrees to a shorter period, and no more than 60 days after the receipt of the Repurchase Notice by the Member, and payment of the Repurchase Price by the Company or its assignee(s) shall be by wire transfer or certified cheque.
(5)    Notwithstanding the foregoing, a Member receiving a Repurchase Notice will have five Business Days to give notice to the Board of such Member’s objection to the sale contemplated by the Repurchase Notice. The Board will then timely determine, in its absolute discretion, the extent, if at all, to which the number of such Member’s Repurchase Securities to be sold pursuant to the Repurchase Notice should be reduced and all of the Members will be bound by such determination.
11.    Election of Directors
(1)    The Board shall consist of not less than three (3) Directors nor more than fifteen (15) Directors with the exact number of Directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board provided that for so long as Arch shall be entitled to appoint at least one Arch Designated Director, the affirmative vote of at least one Arch Designated Director shall be required. Any increase in the size of the Board pursuant to this Bye-law 11(1) shall be deemed to be a vacancy and may be filled in accordance with Bye-law 15 hereof. Except in the case of a vacancy, Directors shall be elected by the Members at an annual general meeting or any special general meeting called for the purpose subject to Arch being entitled to appoint two individuals to serve as Directors on the Board (each, an “Arch Designated Director”); provided, however, that from and after the earlier to occur of the date that (i) the Services Agreement is terminated and (ii) the number of Common Shares, in the aggregate, that Arch Entities own is less than seventy-five percent (75%) of the number of Common Shares owned by Arch Entities as of the Closing Date (as adjusted for stock splits, stock dividends or similar events), the number of Arch Designated Directors which Arch shall be entitled to appoint and have serve on the Board shall be reduced from two to one; provided, further, that the right of Arch to appoint Arch Designated Directors shall terminate on the date that (x) if the Services Agreement is then in effect, the number of Common Shares, in the aggregate, that Arch Entities own is less than fifty percent (50%) of the number of Common Shares owned by Arch Entities as of the Closing Date (as adjusted for stock splits, stock dividends or similar events), and (y) if the Services Agreement is not then in effect, the number of Common Shares, in the aggregate, that Arch Entities own either (A) is less than fifty percent (50%) of the number of Common Shares owned by Arch Entities as of the Closing Date (as adjusted for stock splits, stock dividends or similar events), or (B) comprises less than 5% of the Company’s outstanding Common Shares. Arch’s rights of appointment under this Bye-law shall be exercised by Arch by notice in writing delivered to the Secretary of the Company.
(2)    At the date these Bye-laws become effective, the Directors then in office shall be divided by the Board into three (3) classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third (1/3) of the total number of Directors constituting the entire Board. The Board is hereby authorised to assign members of the Board in office at the date these Bye-laws become effective to such classes. Each Director shall serve for a term ending on the date of the third (3rd) annual general meeting of the Company next following the date these Bye-laws become effective; provided that Directors initially designated as Class I Directors shall serve for an initial term ending on the date of the first (1st) annual general meeting of the Company next following the date these Bye-laws become effective and Directors initially designated as Class II Directors shall serve for an initial term ending on the second (2nd)

annual general meeting of the Company next following the date these Bye-laws become effective. Notwithstanding the foregoing, each Director shall hold office until such Director’s successor shall have been duly elected and qualified or until they are removed from office by the Members pursuant to Bye-law 14 or their office is otherwise vacated. In the event of any change in the number of Directors, the Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalise, as nearly as possible, the number of directors in each class, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no event will a decrease in the number of Directors shorten the term of any incumbent Director.
(4)    The terms of this Bye-law 11 shall be subject to the rights of Arch contained in the Common Shareholders Agreement.
(5)    Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preference Shares issued by the Company shall have the right, voting separately by class or series, to elect Directors at an annual or special general meeting, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Board resolution and certificate of designation creating such classes or series of Preference Shares.

12.	Defects in appointment of Directors
All acts done bona fide by the Board, any Director, a member of a committee of the Board, any Person to whom the Board may have delegated powers, or any Person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or Person acting as aforesaid, or that he was, or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

13.	Alternate Directors
(1)    Unless the Members otherwise resolve, any Director may appoint a Person or Persons to act as a Director in the alternative to himself by notice deposited with the Secretary.
(2)    Any Person elected or appointed pursuant to this Bye-law shall have all the rights and powers of the Director or Directors for whom such Person is elected or appointed in the alternative, provided that such Person shall not be counted more than once in determining whether or not a quorum is present.
(3)    An Alternate Director shall be entitled to receive notice of all Board meetings and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.
(4)    An Alternate Director’s office shall terminate –
(i)    on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to his appointor, would result in the termination of the appointor’s directorship; or
(ii)    when the Alternate Director’s appointor revokes the appointment by notice to the Company in writing specifying when the appointment is to terminate; or
(iii)    if the Alternate Director’s appointor ceases for any reason to be a Director.

14.	Removal of Directors
(1)    Subject to any provision to the contrary in these Bye-laws, the Members entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director only for cause provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal. In addition, an Arch Designated Director may also be removed at any time without cause by Arch and Arch shall be entitled to appoint a replacement.
(2)    If a Director (other than an Arch Designated Director) is removed from the Board under this Bye-law the Members may fill the vacancy at the meeting at which such Director is removed. In the absence of such election or appointment, the Board may fill the vacancy. If an Arch Designated Director is removed from the Board under this Bye-law, Arch shall fill the vacancy in accordance with the terms of the Common Shareholders Agreement.
(3)    For the purposes of this Bye-law, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the Company into disrepute and which results in material financial detriment to the Company.

15.	Vacancy in the Office of Director
(1)    The office of Director shall be vacated if the Director:
(i)    is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;
(ii)    is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;
(iii)    is or becomes of unsound mind or dies; or
(iv)    resigns his office by notice to the Company.
(2)    The Members in general meeting or the Board shall have the power to appoint any Person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director or as a result of an increase in the size of the Board and to appoint an Alternate Director to any Director so appointed provided that if the vacancy arises as a result of the death, disability, disqualification or resignation of an Arch Designated Director, Arch shall appoint the Director to fill such vacancy on the Board.

16.	Notice of meetings of the Board; Adjournment
(1)    A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board must be provided at least two (2) days in advance of such meeting, and must state the date, time, place (which shall not be in the United States) and the general nature of the business to be considered at the meeting unless the Directors unanimously agree to waive notice of such meeting. Notwithstanding the foregoing, shorter notice shall be valid if it is reasonable under the circumstances.
(2)    Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally in Person or by telephone or otherwise communicated or sent to such Director by post, electronic mail, facsimile or other mode of representing words in a legible and non-transitory form at such Director’s last known address or any other address given by such Director to the Company for this purpose.
(3)    Notice of any meeting or any irregularity in any notice may be waived by any Director before the meeting is held. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting by such Director.

17.	Representation of Corporate Director
(1)    A Director which is a corporation may, by written instrument, authorise such Person or Persons as it thinks fit to act as its representative at any meeting and any Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such Person represents as that corporation could exercise if it were an individual Director, and that Director shall be deemed to be present in Person at any such meeting attended by its authorised representative or representatives.
(2)    Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any Person to attend and vote at Board meetings on behalf of a corporation which is a Director.

18.	Quorum at meetings of the Board
The quorum necessary for the transaction of business at a meeting of the Board shall be a majority of the Directors then in office, present in Person or represented by a duly authorized representative appointed in accordance with the Act.

19.	Board to Continue in the Event of Vacancy
The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

20.	Meetings of the Board
(1)    The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.
(2)    Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all Persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in Person at such meeting; provided, that no such meeting of the Board shall be held if use of such telephone, electronic or other communication facilities is commenced, made, continued, relayed in or from or in any way connected to the United States, and no Person shall communicate in any meeting if such participation takes place in or from or is connected to the United States, and any business conducted at such purported meeting shall be void and of no force or effect. Notwithstanding the forgoing, if a majority of the Directors participating in any meeting are participating in the meeting from a location outside the United States, a Director may, with the permission of the chairman (which shall not be granted to any Director on a regular basis) listen to (but not communicate, participate or vote at) the meeting by telephone, electronic or other communication facility in or from or connected to the United States.
(3)    A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail; provided that the affirmative vote of at least one Arch Designated Director shall be required as provided in Bye-law 11 and Bye-law 28 for so long as Arch is entitled to appoint at least one Arch Designated Director; provided further that the affirmative vote of at least one Arch Designated Director shall be required for the Board to form or create any subsidiaries or branches of the Company for so long as Arch is entitled to appoint at least one Arch Designated Director.

21.	Board meetings
Meetings of the Board shall be held at such time as may be designated by the Board. If the day fixed for any meeting of the Board shall fall on a holiday, the meeting shall take place on the next Business Day, unless otherwise determined by the Board.

22.	Chairman of meetings
Unless otherwise agreed by a majority of the Directors attending, the chairman of the Company, if there be one who is present, and if not, the president of the Company, if there be one who is present, shall act as chairman of the meeting at all Board meetings at which such Person is present. In their absence a chairman of the meeting shall be appointed or elected by the Directors present at the meeting.

23.	Unanimous written resolutions
A resolution in writing signed by (or in the case of a Director that is a corporation, on behalf of) all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the resolution is signed by (or in the case of a Director that is a corporation, on behalf of) the last Director, provided, that no such resolution shall be valid unless the last signature of a Director is affixed outside the United States. Such resolution shall be deemed to be adopted as an act of the Board, at the place where, and at the time when, the last signature of a Director is affixed thereto. For the purposes of this Bye-law, “Director” shall not include an Alternate Director.

24.	Validity of Prior Acts of the Board
No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

25.	Contracts and disclosure of Directors’ interests
(1)    Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.
(2)    A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest as required by the Act.
(3)    An Interested Director who has complied with the requirements of the foregoing Bye-law may:
(a)    vote in respect of such contract or proposed contract; and/or
(b)    be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on, and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.
(4)    An Arch Designated Director shall not be entitled to vote upon any matters before the Board that relate to (i) the Services Agreement or any other matters directly and primarily affecting an Arch Entity in a capacity other than as a Member or Director or (ii) the termination of the Investment Management Agreement, or any amendments to the fee arrangements contained therein.

26.	Remuneration of Directors
(1)    The remuneration (if any) of the Directors shall be as determined by the Board and shall be deemed to accrue from day to day. The Directors shall also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.
(2)    The Board may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

27.	Register of Directors and Officers
The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.
OFFICERS

28.	Appointment of Officers
The Board may appoint such Officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit provided that for so long as Arch shall be entitled to appoint at least one Arch Designated Director, the affirmative vote of at least one Arch Designated Director shall be required to appoint, remove or replace the Chief Executive Officer of the Company.

29.	Appointment of Secretary
The Secretary shall be appointed by the Board from time to time for such term as the Board deems fit.

30.	Remuneration of Officers
The Officers shall receive such remuneration as the Board may from time to time determine.

31.	Duties of Officers
Each Officer shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to him by the Board from time to time.
MINUTES

32.	Obligations of Board to keep minutes
(1)    The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board and meetings of committees appointed by the Board.
(2)    Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.
INDEMNITY

33.	Right to indemnification
(1)    The Company shall indemnify its Officers and Directors to the fullest extent possible except as prohibited by the Act. Without limiting the foregoing, the Directors, Secretary and other Officers (such term to include, for the purposes of this Bye-law, any Arch Designated Director and any Alternate Director or any Person appointed to any committee by the Board or any Person who is or was serving at the request of the Company as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan)) acting in relation to any of the affairs of the Company or any Subsidiary thereof and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other Persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of which such Person is, or may be, found guilty of fraud or dishonesty.
(2)    The Company may purchase and maintain insurance to protect itself and any Director, Officer or other Person entitled to indemnification pursuant to this Bye-law to the fullest extent permitted by law.
(3)    All reasonable expenses incurred by or on behalf of any Person entitled to indemnification pursuant to Bye-law 33(1) in connection with any proceeding shall be advanced to such Person by the Company within twenty (20) Business Days after the receipt by the Company of a statement or statements from such Person requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by such Person and, if required by law or requested by the Company at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of such Person to repay the amounts advanced if it should ultimately be determined that such Person is not entitled to be indemnified against such expenses pursuant to this Bye-law.
(4)    The right of indemnification and advancement of expenses provided in this Bye-law shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The foregoing notwithstanding, with respect to Arch Designated Directors, as between the Company on the one hand and Arch on the other hand, the Company shall, to the extent that the Arch Designated Director is entitled to indemnification pursuant to Bye-law 33(1), be the full indemnitor of first resort and shall not be entitled to any contribution, indemnification or other payment by or from Arch. No advancement or payment by the Company on behalf of any Arch Designated Director with respect to any claim for which such Arch Designated Director has sought indemnification from the Company shall affect the foregoing and the Company shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Arch Designated Director against the Company.

(5)    The provisions of this Bye-law shall inure to the benefit of the heirs and legal representatives of any Person entitled to indemnity under this Bye-law and shall be applicable to proceedings commenced or continuing after the adoption of this Bye-law, whether arising from acts or omissions occurring before or after such adoption. Any repeal or modification of the foregoing provisions of this section shall not adversely affect any right or protection existing at the time of such repeal or modification.

34.	Waiver of claims
Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.
MEMBERS MEETINGS

35.	Annual meeting
Subject to an election made by the Company in accordance with the Act to dispense with the holding of annual general meetings, an annual general meeting shall be held in each year (other than the year of incorporation) at such time and place as the president or the chairman of the Company (if any) or any two Directors or any Director and the Secretary or the Board shall appoint. The annual general meeting of the Company shall be held outside the United States. Any annual general meeting of the Company purported to be convened and held in the United States shall be void, and any business conducted at any such purported meeting shall be of no force or effect.

36.	Special general meeting
The president or the chairman of the Company (if any) or any two Directors or any Director and the Secretary or the Board may convene a special general meeting whenever in their judgment such a meeting is necessary. Any such special general meeting of the Company shall be held outside the United States. Any special general meeting of the Company purported to be convened and held in the United States shall be void, and any business conducted at any such purported meeting shall be of no force or effect.

37.	Requisitioned General Meetings, Notice of Nominations and Other Business
(1)    The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.
(2)    In addition to any right of Members under the Act or these Bye-laws, nominations of persons for election to the Board or any proposal of other business to be transacted by the Members may be made at an annual general meeting meeting by any person who: (i) is a Member of record on the date of the giving of the notice provided for in this Bye-law 37 and on the record date for the determination of Members entitled to receive notice of and vote at such meeting; and (ii) complies with the notice procedures set forth in this Bye-law 37.
(3)    For nominations or other business to be properly brought before an annual general meeting by a Member pursuant to Bye-law 37(2), the Member must have given timely notice thereof in writing to the Secretary and any such proposed business must constitute a proper matter for Member action. To be timely, a Member’s notice shall be delivered to or mailed and received by the Secretary at the registered office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting; provided, that in the event that the date of the annual general meeting is advanced more than 30 days prior to such anniversary date or delayed more than 30 days after such anniversary date then to be timely such notice must be received at the registered office of the Company no earlier than 120 days prior to such annual general meeting and no later than the later of 70 days prior to the date of the annual general meeting or the 10th day following the day on which public announcement of the date of the annual general meeting was first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a Member’s notice as described above. For purposes of Bye-law 37(3), “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, the Associated Press, PR Newswire, Businesswire, Bloomberg or any comparable news service in the United States or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934.
(4)    A Member’s notice to the Secretary given under Bye-law 37(3) shall set forth (A) as to each person whom the Member proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (B) as to any other business that the Member proposes to bring before the annual general meeting, a brief description of the business desired to be brought before the annual general meeting, the text of the proposal or business, the reasons for conducting such business at the annual general meeting and any material interest in such business of such Member and the beneficial owner, if any, on whose behalf the proposal is made, and (C) as to the Member giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(a)	the name and address of such Member (as they appear in the Register of Members) and any such beneficial owner;

(b)	the class or series and number of shares of the Company which are held of record or are beneficially owned by such Member and by any such beneficial owner;

(c)
a description of any agreement, arrangement or understanding between or among such Member and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(d)
a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, share appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Member or any such beneficial owner with respect to the Company’s securities (a “Derivative Instrument”);

(e)
to the extent not disclosed pursuant to clause (d) above, the principal amount of any indebtedness of the Company or any of its subsidiaries beneficially owned by such Member or by any such beneficial owner, together with the title of the instrument under which such indebtedness was issued and a description of any Derivative Instrument entered into by or on behalf of such Member or such beneficial owner relating to the value or payment of any indebtedness of the Company or any such Subsidiary;

(f)
a representation that the Member is a holder of record of shares of the Company entitled to vote at such annual general meeting and intends to appear in person or by proxy at the annual general meeting to bring such nomination or other business before the annual general meeting; and

(g)
a representation as to whether such Member or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding shares required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from Members in support of such proposal or nomination.

(5)    If requested by the Company, the information required under clauses (b), (c), (d) and (e) of Bye-law 37(4) shall be supplemented by such Member and any such beneficial owner not later than 10 days after the record date for notice of the annual general meeting to disclose such information as of such record date.
(6)    Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Bye-law 37 other than a nomination shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with Rule 14a-8 promulgated under the Securities and Exchange Act of 1934 and such Member’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the annual general meeting.

38.	Accidental omission of notice of general meeting
The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any Person entitled to receive notice shall not invalidate the proceedings at that meeting.

39.	Electronic Participation and Security in Meetings
(1)    Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all Persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in Person at such meeting, provided that no such meeting shall be held if use of such telephone, electronic or other communication facilities is commenced, made, continued, relayed in or from or in any way connected to the United States, and no Member shall communicate in any meeting if such participation takes place in or from or is connected to the United States, and any business conducted at such purported meeting shall be of no force or effect.
(2)    The Board may, and at any general meeting, the chairman of such meeting may, make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

40.	Notice of general meeting
Notice of each general meeting, whether annual or special, shall be given in writing to the Members entitled to attend and vote thereat, not less than ten (10) nor more than sixty (60) days before such meeting. Notice of any meeting of Members shall specify the place, the date, and time of the meeting, as well as, as far as practicable, the general nature of the business to be transacted.

41.	Giving Notice and Access
(1)    A notice may be given by the Company to a Member:
(i)    by delivering it to such Member in Person, in which case the notice shall be deemed to have been served upon such delivery; or
(ii)    by sending it by post to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail; or
(iii)    by sending it by courier to such Member’s address in the Register of members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or
(iv)    by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or
(v)    by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.
(2)    Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more Persons, be given to whichever of such Persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.
(3)    In proving service under Bye-laws 41(1)(ii), (iii) and (iv), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

42.	Postponement or Cancellation of General Meeting
The Secretary may, and on instruction of the chairman of the Company, the Secretary shall postpone or cancel any general meeting called in accordance with the provisions of these Bye-laws (other than a general meeting requisitioned under these Bye-laws) provided that notice of postponement or cancellation is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

43.	Quorum for General Meeting
(1)    At any general meeting two or more persons present at the start of the meeting and representing in person or by proxy in excess of 50% of the total voting rights of all issued and outstanding shares in the Company shall form a quorum for the transaction of business.
(2)    If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

44.	Adjournment of General Meeting
(1)    The chairman of a general meeting at which a quorum is present may, with the consent of the Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy) adjourn the meeting.
(2)    The chairman of a general meeting may adjourn the meeting to another time and place without the consent or direction of the Members if it appears to him that:

(i)	it is likely to be impractical to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(ii)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(iii)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.
(3)    Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

45.	Written Resolutions
(1)    Subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting and without any previous notice being required, be done by resolution in writing signed by or on behalf of all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.
(2)    A resolution in writing may be signed in any number of counterparts.
(3)    A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.
(4)    A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.
(5)    This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.
(6)    For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by or on behalf of the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date. Any resolution in writing may be signed within or outside the United States; provided that no such resolution shall be valid unless the signature of the last Member signing such resolution is affixed outside of the United States.

46.	Attendance of Directors
The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

47.	Limitation on voting rights of Controlled Shares
(1)    Except as provided in the other paragraphs of this Bye-law 47, every Member of record owning shares conferring the right to vote present in Person or by proxy shall have one vote, or such other number of votes as may be specified in the terms of the issue and rights and privileges attaching to such shares or in these Bye-laws, for each such share registered in such Member’s name.
(2)    If, as a result of giving effect to the foregoing provisions of this Bye-law 47 or otherwise, the votes conferred by the Controlled Shares, directly or indirectly or by attribution, to any Person would otherwise represent more than 9.9% of the voting power of all shares entitled to vote, the votes conferred by the Controlled Shares on such Person shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the Controlled Shares to such Person shall constitute 9.9% of the total voting power of all shares of the Company entitled to vote (provided, however, that votes shall be reduced only (i) in shares of the Company, if any, held by such Person within the meaning of Section 958(a) of the Code and (ii) in shares of the Company if any held by such Person within the meaning of Section 958(b) of the Code).
(3)    Upon written notification by a Member to the Board, the number of votes conferred by the total number of shares held directly by such Member shall be reduced to that percentage of the total voting power of the Company, as so designated by such Member (subject to acceptance of such reduction by the Board in its sole discretion), so that (and to the extent that) such Member may meet any applicable insurance or other regulatory requirement or voting threshold or limitation that may be applicable to such Member or to evidence that such Person’s voting power is no greater than such threshold.
(4)    Notwithstanding the foregoing provisions of this Bye-law 47, after having applied such provisions as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred, directly or indirectly or by attribution, by the Controlled Shares on any Person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% (or the percentage designated by a Member pursuant to paragraph (4) of this Bye-law 47) of the aggregate voting power of the votes conferred by all the shares of the Company entitled to vote. Such adjustments intended to implement the 9.9% limitation set forth in paragraph (2) of this Bye-law 47 shall be subject to the proviso contained in such paragraph (2), but adjustments intended to implement the limitation set forth in a notification pursuant to paragraph (3) of this Bye-law 47 shall not be subject to the proviso contained in paragraph (2).
(5)    Each Member shall provide the Company with such information as the Company may reasonably request so that the Company and the Board may make determinations as to the ownership (direct or indirect or by attribution) of Controlled Shares to such Member or to any Person to which Shares may be attributed as a result of the ownership of Shares by such Member.
(6)    The foregoing provisions of this Bye-law 47 (the “Voting Cut Back Restriction”) shall not apply to any HPS Excepted Holder so long as HPS Excepted Holders in the aggregate own (directly, indirectly or constructively, after application of Section 318 of the Code as modified by Section 958 of the Code) no more than twenty percent (20%) of any class of shares then outstanding. The Voting Cut Back Restriction shall also not apply to any Arch Excepted Holder so long as the ownership of Shares by such Arch Excepted Holder does not result in any person being treated as a “United States Shareholder” (within the meaning of Section 951(b) of the Code) of the Company or any of its Subsidiaries, provided that if the Voting Cut Back

Restriction does apply to an Arch Excepted Holder, the voting right of such Arch Excepted Holder shall be restricted only to the extent sufficient to cause the person not to be treated as a United States Shareholder.

48.	Voting on Resolutions
(1)    Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail provided that on a proposal to change the name of the Company the affirmative vote of a majority of the votes cast must include the affirmative vote of an Arch Entity for so long as Arch is entitled to appoint at least one Arch Designated Director.
(2)    Notwithstanding Bye-law 48(1), where persons are validly proposed for re-election or election as a Director, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.
(3)    No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.
(4)    At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Member present in Person and every Person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.
(5)    In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.
(6)    At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.
(7)    At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

49.	Power to Demand a Vote on a Poll
(1)    Notwithstanding the foregoing, a poll may be demanded by any of the following Persons:
(i)    the chairman of such meeting; or
(ii)    at least three Members present in Person or represented by proxy; or
(iii)    any Member or Members present in Person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or
(iv)    any Member or Members present in Person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

(2)    Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every Person present at such meeting shall have one vote for each share of which such Person is the holder or for which such Person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A Person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.
(3)    A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.
(4)    Where a vote is taken by poll, each Person physically present and entitled to vote shall be furnished with a ballot paper on which such Person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each Person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose and the result of the poll shall be declared by the chairman of the meeting

50.	Chairman to Preside at General Meetings
Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the chairman or the president of the Company, if there be one, shall act as chairman of the general meeting at which such Person is present. In their absence a chairman of the meeting shall be appointed or elected by the Directors present at that meeting and in their absence by a majority of those present in person or by proxy at the meeting and entitled to vote.

51.	Conduct of meeting; Decision of chairman
(1)    The chairman shall conduct each general meeting in a manner consistent with the Act and these Bye-laws, but shall not be obligated to follow any technical, formal or parliamentary rules or principles of procedure. Except as otherwise provided by law, the chairman’s rulings on procedural matters shall be conclusive and binding on all Members.
(2)    At any general meeting if an amendment shall be proposed to any resolution under consideration but shall be ruled out of order by the chairman of the meeting the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.
(3)    At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye-laws, be conclusive evidence of that fact.

52.	Seniority of joint holders voting
In the case of joint holders the vote of the senior who tenders a vote, whether in Person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

53.	Proxies
(1)    A Member may appoint a proxy by an instrument in writing in such form as the Board or chairman of the meeting may accept or by such telephonic, electronic or other means as may be approved by the Board.
(2)    The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the Person named in the instrument appointing a proxy proposes to vote, and appointment of a proxy which is not received in the manner so prescribed shall be invalid.
(3)    A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.
(4)    Any proxy duly executed shall continue in full force and effect unless revoked by the Person executing it by a writing delivered to the Company stating that the proxy is revoked or by a subsequent proxy executed by such Member presented to the meeting or by attendance at a meeting and voting in Person by such Member. However, no proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless otherwise provided in the proxy. The decision of the chairman of any general meeting as to the validity of any instrument of proxy shall be final.
(5)    Notwithstanding Bye-law 53(4) any Member may irrevocably appoint a proxy and in such case: (i) such appointment shall be irrevocable in accordance with the terms of the instrument of appointment; (ii) the Company shall be given notice of the appointment, such notice to include the name, address, telephone number and electronic mail address of the proxy, and the Company shall give to such proxy notice of all meetings of shareholders of the Company; (iii) such proxy shall be the only Person entitled to vote the relevant shares at any meeting at which such proxy is present; and (iv) the Company shall be obliged to recognise the proxy until such time as such proxy shall notify the Company in writing that the appointment of such proxy is no longer in force.

54.	Representation of corporations at meetings
A corporation which is a Member may, by written instrument, authorize such Person as it thinks fit to act as its representative at any general meeting and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which such Person represents as that corporation could exercise if it were an individual Member. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any Person to attend and vote at general meetings on behalf of a corporation which is a Member.
SHARE CAPITAL AND SHARES

55.	Rights of shares
(1)    At the date these Bye-laws become effective, the share capital of the Company is divided into two classes: (i) common shares (the “Common Shares”) and (ii) preference shares (the “Preference Shares”).

(2)    The holders of Common Shares shall, subject to the provisions of these Bye-laws:

(a)	be entitled (subject to Bye-law 47) to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)
in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.
(3)    All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or number of shares, of the Company.
(4)    The Board shall have the full power to issue any unissued shares of the Company on such terms and conditions as it may, in its absolute discretion, determine. The Board is authorized to provide for the issuance of the Preference Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares).
(5)    The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	The number of shares constituting that series and the distinctive designation of that series;

(b)
The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)
Whether that series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares), and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)	The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding shares of the Company;

(h)
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and

(i)	Any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

56.	Power to issue shares
(1)    The issuance of any authorized Common Shares or Preference Shares and any other actions permitted to be taken by the Board pursuant to Bye-law 55 must be authorized by the Board.
(2)    Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.
(3)    At the discretion of the Board, whether or not in connection with the issuance and sale of any of its shares or other securities, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any Person or Persons owning or offering to acquire a specified number or percentage of the outstanding Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the company or transferee of the Person or Persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.
(4)    If prior to the first day following the date on which these Bye-laws become effective, the Company proposes to issue, offer or sell New Company Securities, Arch, on behalf of each Member that is an Arch Entity, shall have the right to purchase such New Company Securities up to the Arch Entities’ aggregate pro rata share on a fully diluted as converted basis, in order to permit the Arch Entities, collectively, to maintain their then-current aggregate percentage ownership of the Company’s equity capital. The “pro rata share” of an Arch Entity for purposes of this Bye-law shall be expressed as a fraction, (i) the numerator of which is the number of Common Shares held by such Arch Entity on the date of the Company’s written notice pursuant to Section 6.05(c) of the Common Shareholders Agreement, and (ii) the denominator of which is the number of Common Shares issued and outstanding on the date of the Company’s written notice pursuant to Section 6.05(c) of the Common Shareholders Agreement, assuming for this purpose conversion or exercise of all outstanding Derivative Securities.

57.	Variation of rights, alteration of share capital and purchase of shares of the Company
(1)    If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of a majority of the voting power represented by the issued shares of that class or with the sanction of a resolution passed by a majority of the voting power represented by the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
(2)    The Company may from time to time if authorized by resolution of the Members increase, change the currency denomination of, diminish or reduce its share capital in any manner permitted by the Act. The Board may from time to time divide, consolidate or subdivide its shares in any manner permitted by the Act. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.
(3)    The Company may from time to time, acting through the Board, purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall deem fit.

58.	Registered holder of shares
(1)    The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other Person.
(2)    Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such Person and to such address as the holder or joint holders may in writing direct. If two or more Persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

59.	Death of a joint holder
Where two or more Persons are registered as joint holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

60.	Share certificates
(1)    Every Member shall be entitled to a certificate under the common seal of the Company (or a facsimile thereof) or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a Person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.
(2)    The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the Person to whom the shares have been allotted.

(3)    If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.
(4)    Notwithstanding any provisions of these Bye-laws:
(a)    the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and
(b)    unless otherwise determined by the Board and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

61.	Fractional Shares
The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

62.	Member Cooperation in Tax Matters
(1)    Each Member agrees to provide the Company whatever information is reasonably requested by the Company on an ongoing basis for purposes of monitoring “related person insurance income” as defined in the Code, applying the voting limitations described in Bye-law 47(2) (and any other legitimate matter related to taxes), and monitoring compliance with the limitation on benefits provisions in the US/Bermuda tax treaty.
(2)    Each Member further agrees that such Member will, upon request of the Company, provide any information or documentation, execute any forms or documents (including a power of attorney or settlement or closing agreement) and take any further action requested by the Company in connection with any tax matter (including in connection with a tax audit or proceeding) affecting the Company.
(3)    Without limiting the foregoing, each Member further agrees that such Member will, upon request of the Company, provide identifying information as to themselves and, as applicable, their direct and indirect owners, and to certify such information in such form as may be reasonably requested by the Company to comply with Sections 1471-1474 of the Code (“FATCA”), any current or future regulations, treaties, laws or agreements thereunder or official interpretations thereof, any similar provision of law or, if applicable, any intergovernmental agreement entered into between the United States and Bermuda. Each Member further agrees to cooperate with the Company in connection with any steps the Company may elect to take, in its reasonable discretion to ensure compliance with the foregoing, it being expressly understood and agreed that such steps may in the Company’s discretion include a forced sale and/or redemption of any Securities held by a Member who fails to provide such information.

RECORD DATES

63.	Determination of record dates
Notwithstanding any other provision of these Bye-laws, the Board may fix any date as the record date for:

(a)	determining the Members entitled to receive any dividend; and

(b)	determining the Members entitled to receive notice of and to vote at any general meeting of the Company.

TRANSFER OF SHARES

64.	Instrument of transfer
(1)    An instrument of transfer shall be in such common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.
(2)    The Board may refuse to recognize any instrument of transfer unless it is accompanied by the certificate (if any) in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

65.	Restriction on transfer
(1)    Subject to the Act, this Bye-law 65 and such other of the restrictions contained in these Bye-laws, the Shareholders Agreements and elsewhere as may be applicable, any Member may sell, assign, transfer or otherwise dispose of shares of the Company at the time owned by it and, upon receipt of a duly executed form of transfer in writing, the Directors shall procure the timely registration of the same. If the Directors refuse to register a transfer for any reason they shall notify the proposed transferor and transferee within thirty days of such refusal.
(2)    The Board in its sole discretion may decline to register the transfer of any shares if the Board determines that the transfer of shares of the Company by any Member may result in adverse tax, regulatory or legal consequences to the Company, any of its Subsidiaries or any of the Members (including if such consequence arises as a result of any Person owning Controlled Shares of 9.9% or more of the value of the Company or the voting shares of the Company after giving effect to any adjustment to voting power required by Bye-law 47).
(3)     The Board in its sole discretion may decline to register the transfer of any shares if the Board determines that the transfer of shares of the Company by any Member may require registration under the Securities Act or under any blue sky or other United States state securities laws or under the laws of any other jurisdiction and such registration has not been duly effected; provided, that in the case of this Bye-law 65(3), the Board shall be entitled to request and rely on an opinion of counsel to the transferor or the transferee, in form and substance satisfactory to the Board, that no such approval or consent is required and no such violation would occur, and the Board shall not be obligated to register any transfer absent the receipt of such an opinion.
(4)    Without limiting the foregoing, the Board shall decline to approve or register a transfer of shares unless all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

(5)     The Board may require any Member, or any Person proposing to acquire shares, to certify or otherwise provide information in writing as to such matters as the Board may request for the purpose of giving effect to Bye-laws 10, 47(2) and 65(2), including as to such Person’s status, its Controlled Shares and other matters of the kind contemplated by Bye-law 47. Such request shall be made by written notice and the certification or other information requested shall be provided to such place and within such period (not less than ten (10) Business Days after such notice is given unless the Board and such Member or proposed acquiror otherwise agree) as the Board may designate in such request. If any Member or proposed acquiror does not respond to any such request by the Board as requested, or if the Board has reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, the Board may decline to register any transfer or to effect any issuance or purchase of shares to which such request relates.
(6)    Notwithstanding anything herein to the contrary, no Person will have liability to any other Person (including the Company or any Member) for transfers in violation of these Bye-laws or the Shareholders Agreements and the sole remedy (legal, equitable or otherwise) for transfers in violation of these Bye-laws will be the right of the Board, if any, to purchase or assign the right to purchase the transferred shares pursuant to and in accordance with Bye-law 10(2). For the avoidance of doubt, the foregoing will not limit the application of the voting limitations and adjustments set forth in Bye-law 47.
(7)    Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.
(8)    Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

66.	Transfers by joint holders
The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.
TRANSMISSION OF SHARES

67.	Representative of deceased Member
In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only Persons recognized by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other Persons. Subject to the provisions of Section 52 of the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other Person as the Board may in its absolute discretion decide as being properly authorized to deal with the shares of a deceased Member.

68.	Registration on death or bankruptcy
Any Person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some Person to be registered as a transferee of such share, and in such case the Person becoming entitled shall execute in favour of such nominee an instrument of transfer satisfactory to the Board. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.
DIVIDENDS AND OTHER DISTRIBUTIONS

69.	Declaration of dividends and distributions by the Board
The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No dividend or distribution shall bear interest against the Company.

70.	Unclaimed dividends
Any dividend or other monies payable in respect of a share which has remained unclaimed for 5 years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

71.	Undelivered payments
The Company shall be entitled to cease sending dividend cheques and drafts by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or draft.

72.	Power to Set Aside Profits
The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.
CAPITALIZATION

73.	Issue of bonus shares; Paying up Partly or Nil Paid Shares
(1)    The Board may resolve to capitalize any part of the amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares to the Members.
(2)    The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

FISCAL YEAR

74.	Financial Year End and Records of Account
(1)    The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.
(2)    The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;
(b)    all sales and purchases of goods by the Company; and
(c)    all assets and liabilities of the Company.
(3)    Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.
(4)    Such records of account shall be retained for a minimum period of five years from the date on which they are prepared
AUDIT

75.	Appointment and Remuneration of Auditor
(1)    Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.
(2)    Subject to the Act, the Members shall appoint an auditor to the Company to hold office for such term as the Members deem fit or until a successor is appointed.
(3)    The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.
(4)    The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting or in such manner as the Members may determine.
(5)    The remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

76.	Financial Statements and the Auditor’s Report
(1)    Subject to the following bye-law, the financial statements and/or the auditor’s report as required by the Act shall
(a)    be laid before the Members at the annual general meeting; or
(b)    be received, accepted, adopted or approved by the Members by written resolution passed in accordance with these Bye-laws.

(2)    If all Members and Directors shall agree, either in writing or at a meeting, that in respect of a particular interval no financial statements and/or auditor’s report thereon need be made available to the Members, and/or that no auditor shall be appointed then there shall be no obligation on the Company to do so.
CERTAIN SUBSIDIARIES

77.	Certain Subsidiaries
(1)    The Board may designate any Subsidiary of the Company that is not a corporation organized under the laws of the United States or any state (or limited liability company organized under the law of the United States or any state that is taxable as a corporation for United States Federal income tax purposes) or that is not treated as a pass through vehicle or disregarded entity for United States federal income tax purposes (unless such disregarded entity owns, directly or indirectly, any Subsidiary organized under the laws of a jurisdiction outside the United States that is treated as a corporation for United States federal income tax purposes) as being subject to the provisions of this Bye-law 77 (any such Subsidiary that is so designated, a “Designated Subsidiary”).
(2)    Notwithstanding any other provision of these Bye-laws to the contrary, if the Company is required or entitled to vote at a general meeting of any Designated Subsidiary, the Directors shall refer the subject matter of the vote (other than the appointment, removal and remuneration of auditors and the approval of financial statements and reports thereon) to the Members and seek instruction from the Members for the Company’s corporate representative or proxy to vote either in favour of or against the resolution proposed by such Designated Subsidiary. The Directors shall cause the Company’s corporate representative or proxy to vote the Company’s shares in such Designated Subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the resolution being taken, respectively, as an instruction for the Company’s corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by such Designated Subsidiary.
(3)    The Company may enter into agreements with each Designated Subsidiary to effectuate or implement this Bye-law and shall take such other actions as are necessary to effectuate or implement this Bye-law.
SEAL OF THE COMPANY

78.	Form and Use of the seal
(1)    The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.
(2)    A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any Person authorised by the Board for that purpose.
(3)    A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.
VOLUNTARY WINDING-UP AND DISSOLUTION

79.	Winding-up/distribution by liquidator
If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.
ALTERATION OF CONSTITUTION

80.	Alteration of Bye-laws
No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members including the affirmative vote of shares carrying not less than 66 2/3% of the total voting rights of all issued and outstanding shares. Each holder of Common Shares party to the Common Shareholders Agreement has agreed to vote its Common Shares or execute proxies or written consents, as the case may be, and to take all other actions necessary to ensure that these Bye-Laws facilitate, and do not at any time conflict with, any provision of the Common Shareholders Agreement.

81.	Changes to the Memorandum of Association
No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until same has been approved by a resolution of the Board and by a resolution of the Members including the affirmative vote of shares carrying not less than 66 2/3% of the total voting rights of all issued and outstanding shares.

82.	Discontinuance
The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

83.	Sale of the Company
Any sale of all or substantially all the assets of the Company other than in the ordinary course of business of the Company or any other similar transaction including, without limitation, the issuance of new shares that will result in a change of control of the Company shall require the approval of:
(a)    the Board, by resolution adopted by a majority of the directors voting at a meeting where a quorum is present or by unanimous consent in writing; and
(b)    after the approval of the Board, a resolution of the Members including the affirmative vote of shares carrying not less than 50% of the total voting rights of all issued and outstanding shares.

84.	Business Combinations
(1)    In addition to any applicable requirements set forth in Bye-law 83, any Business Combination (as such term is defined below) with any Interested Shareholder (as such term is defined below) within a period of three years following the time of the transaction in which the person became an Interested Shareholder must be approved by the Board and authorised at an annual or special general meeting, by the affirmative vote of at least 66 2/3% of the issued and outstanding voting shares of the Company that are not owned by the Interested Member, unless:

(a)	prior to the time that the person became an Interested Member, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Member; or

(b)
upon consummation of the transaction which resulted in the person becoming an Interested Member, the Interested Shareholder owned at least 85% of the number of issued and outstanding voting shares of the Company at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are Directors and also Officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

(2)    The restrictions contained in Bye-law 84(1) shall not apply if:

(a)
a Member becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Member; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(b)
the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by resolution of the Board approved by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)	a merger, amalgamation or consolidation of the Company (except an amalgamation in respect of which, pursuant to the Act, no vote of the shareholders of the Company is required);

(ii)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company (other than to the Company or any entity directly or indirectly wholly-owned by the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or

(iii)	a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.
(3)    For purposes of this Bye-law 84 only, the term:

(a)
“associate,” when used to indicate a relationship with any person, means: (i) any company, partnership, unincorporated association or other entity of which such person is a Director, Officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;

(b)	“Business Combination,” when used in reference to the Company and any Interested Shareholder of the Company, means:

(i)
any merger, amalgamation or consolidation of the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company, wherever incorporated, with (A) the Interested Shareholder or any of its affiliates, or (B) with any other company, partnership, unincorporated association or other entity if the merger, amalgamation or consolidation is caused by the Interested Member;

(ii)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Member, whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company;

(iii)
any transaction which results in the issuance or transfer by the Company or by any entity directly or indirectly wholly-owned or majority-owned by the Company of any shares of the Company, or any share of such entity, to the Interested Member, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which securities were issued and outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (C) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of such shares; or (D) any issuance or transfer of shares by the Company; provided however, that in no case under items (B)-(D) of this subparagraph shall there be an increase in the Interested Member’s proportionate share of the any class or series of shares;

(iv)
any transaction involving the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares of the Company, or shares of any such entity, or securities convertible into such shares, which is owned by the Interested Member, except as a result of immaterial changes due to fractional share adjustments or as a result of any repurchase or redemption of any shares not caused, directly or indirectly, by the Interested Member; or

(v)	any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans,

advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (a)-(d) of this paragraph) provided by or through the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company;

(c)
“control”, including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the issued and outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(d)
“Interested Shareholder” means any person (other than the Company and any entity directly or indirectly wholly-owned or majority-owned by the Company) that (i) is the owner of 15% or more of the issued and outstanding voting shares of the Company, (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the issued and outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder or (iii) is an affiliate or associate of any person listed in (i) or (ii) above; provided, however, that the term “Interested Member” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company unless such person referred to in this proviso acquires additional voting shares of the Company otherwise than as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Member, the voting shares of the Company deemed to be issued and outstanding shall include voting shares deemed to be owned by the person through application of paragraph (e) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(e)	“owner,” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(i)	beneficially owns such shares, directly or indirectly; or

(ii)
has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (b) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

(f)	“person” means any individual, company, partnership, unincorporated association or other entity;

(g)
“voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors, provided that, when used in reference to a vote to approve a merger or amalgamation of the Company which the Act requires to be approved by the Members, such term includes any shares entitled to vote on such matter pursuant to the Act, whether or not they are otherwise entitled to vote and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity; and references to percentages of “voting shares” shall be read as references to shares carrying such percentages of votes.

(4)	In respect of any Business Combination to which the restrictions contained in Bye-law 84 do not apply but which the Act requires to be approved by the Members:

(a)
where such Business Combination has been approved by the Board, the necessary general meeting quorum shall be as set out in Bye-law 43 and the necessary Members’ approval shall require the affirmative vote of shares carrying not less than 50% of the total voting rights of all issued and outstanding shares; and

(b)
where such Business Combination has not been approved by the Board, the necessary Members’ approval shall require the affirmative vote of shares carrying not less than 66⅔% of the total voting rights of all issued and outstanding shares.

(5)	In respect of any merger or amalgamation which is not a Business Combination but which the Act requires to be approved by the Members:

(a)
where such merger or amalgamation has been approved by the Board, the necessary general meeting quorum shall be as set out in Bye-law 43 and the necessary Members’ approval shall require the affirmative vote of shares carrying not less than 50% of the total voting rights of all issued and outstanding shares; and

(b)
where such merger or amalgamation has not been approved by the Board, the necessary Members’ approval shall require the affirmative vote of shares carrying not less than 66⅔% of the total voting rights of all issued and outstanding shares.

(6)    The Board shall ensure that the bye-laws or other constitutional documents of each entity wholly-owned or majority-owned by the Company shall contain any provisions necessary to ensure that the intent of Bye-law 84, as it relates to the actions of such entities, is achieved.

85.	Incorporation by reference
The Company, Arch and each other holder of Common Shares party to the Common Shareholders Agreement have granted to Arch certain rights, including but not limited to (and subject to the terms of the Common Shareholders Agreement): (i) the right to appoint up to two Arch Designated Directors to serve as Directors on the Board, the right to have at least one Arch Designated Director appointed to each committee of the Board and the right to have the two Persons appointed as Arch Designated Directors appointed to the board of directors of each subsidiary of the Company, (ii) the right to require the affirmative vote of an Arch Designated Director for the Company to take action with respect to specified matters, and (iii) the right to purchase up to its aggregate pro rata share on a fully diluted as converted basis of New Company Securities. All relevant terms of the Common Shareholders Agreement are incorporated herein by reference and, to the extent the terms of these Bye-laws are inconsistent with the Common Shareholders Agreement, the terms of the Common Shareholders Agreement shall govern to the extent permitted under applicable law. A copy of the Common Shareholders Agreement is available from the Company and will be made available to potential shareholders that have executed a confidentiality agreement containing terms and conditions satisfactory to the Company in its discretion.